Exhibit 99.1

BioDelivery Sciences Announces Positive Results from

BEMA Buprenorphine/Naloxone (BNX) Pharmacokinetic Study

Results of the FDA recommended trial demonstrate dose proportionality ahead of the forthcoming pivotal pharmacokinetic study versus Suboxone

NDA on track for submission in the first half of 2013

RALEIGH, N.C. – June 28, 2012 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced positive results of a recently completed pharmacokinetic study (BNX-106) examining the effects of multiple BEMA Buprenorphine/Naloxone (BNX) films administered concurrently. This study was part of the U.S. Food and Drug Administration (FDA) recommended program for a New Drug Application (NDA) for BNX.

The study confirmed that the buprenorphine pharmacokinetics were nearly identical following multiple BNX films applied at one time compared to an equivalent dose administered as a single film. Additionally, there was a linear relationship in buprenorphine pharmacokinetics across the dose range of BNX administered, meaning that as doses of BNX increased, there was a corresponding increase in the amount of buprenorphine in the plasma. Regarding the naloxone component of BNX, the study demonstrated that the exposure of naloxone is similar to the reference standard, Suboxone.

Overall, these results provide additional confidence that the doses selected for BDSI’s upcoming pivotal pharmacokinetic study for BNX will produce similar buprenorphine pharmacokinetics as the reference product, Suboxone. This pivotal pharmacokinetic study is a critical component of the NDA.

“We are pleased to have again demonstrated the ability of our BEMA drug delivery technology to provide solid dose proportionality,” said Dr. Andrew Finn, Executive Vice President of Product Development. “The outcome of this study not only satisfies the FDA’s request for a multiple film evaluation, but it also enhances the probability of success for BNX in our upcoming pivotal pharmacokinetic study versus Suboxone.”

BDSI expects to have key data results from the pivotal pharmacokinetic study versus Suboxone in late third quarter of this year after a mid-summer initiation. The final clinical requirement for the NDA, an open-label safety study, will initiate on time in the third quarter allowing BDSI to remain on track for an NDA filing in the first half of 2013.

About BEMA Buprenorphine/Naloxone (BNX) and Opioid Dependence

BNX is being developed for the treatment of opioid dependence and contains the same drug components as Suboxone, the only currently marketed formulation of buprenorphine and naloxone. Buprenorphine reduces the craving and withdrawal effects from the dependent opioid, and the opioid antagonist, naloxone, is present to deter abuse.

Opioid dependence is a significantly undertreated condition in the U.S., with nearly 2 million people dependent on prescription opioids according to the 2010 National Survey on Drug Use and Health, conducted by the U.S. Department of Health and Human Services. Suboxone (buprenorphine/naloxone), which was approved for the treatment of opioid dependence in 2002, has been shown to be a highly effective treatment option and, as a result, currently generates annual sales of more than $1.2 billion, growing over 20% in 2011 according to data from Wolters Kluwer. BDSI believes that BNX, which uses BDSI’s proprietary BEMA delivery technology, has the potential to offer advantages over Suboxone and could seize a meaningful share of this rapidly growing market.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the conference presentation described herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, with respect to clinical development program and timeline for BEMA Buprenorphine and BEMA Buprenorphine/Naloxone) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com